Exhibit 99.1

Angelo M. Guagliano Named President and CEO of Max Bermuda Ltd.

HAMILTON, BERMUDA, June 20, 2007—W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital Group Ltd., today announced that Angelo M. Guagliano, most recently Executive Vice President and Chief Underwriting Officer of Max Capital’s Bermuda operating company, Max Bermuda Ltd., has been promoted to President and Chief Executive Officer of Max Bermuda. Mr. Guagliano has also been appointed to Max Bermuda’s Board of Directors, effective immediately.

Mr. Becker, while relinquishing the role of CEO of Max Bermuda, continues to serve as Chairman of Max Bermuda as well as Chairman and CEO of Max Capital, its parent company.

Mr. Becker said: “We are pleased to recognize Angelo’s many talents and contributions to our organization with this well-deserved promotion. We’re also pleased because it advances Max’s goal of having experienced and dedicated leadership for each of our geographic platforms to ensure continued quality and consistency of execution as we continue to implement our strategic growth plans.”

A seasoned insurance industry veteran with more than twenty-five years of Casualty Underwriting experience, Mr. Guagliano, 53, joined Max in January 2003. Prior to that, he was most recently affiliated with XL Insurance (Bermuda) Ltd., serving as its Executive Vice President; as Country Manager for XL ´s Bermuda Insurance operations; and as XL’s Chief Excess Liability Underwriter and Manager.

Prior to joining XL in January 1995, Mr. Guagliano worked for Reliance National in New York from 1988 to 1995 in its Excess & Surplus Primary Unit. From 1985 to 1988, he worked as an Excess Liability Underwriter for the Royal Insurance Company. Mr. Guagliano, who began his Underwriting career with Hartford Insurance Company in 1979, holds a BA in Political Science from Queens College.

Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) (the “Company”), through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release may include statements about future expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the SEC’s view of the conclusions reached by the Audit and Risk Management Committee of the Company’s Board of Directors in connection with the internal review of three finite risk retrocessional contracts written in 2001 and 2003, which caused the Company to restate its audited financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and unaudited financial statements for the periods ended March 31, 2006 and June 30, 2006, may differ, perhaps materially, and result in material changes to information contained in the Company’s past SEC filings, including financial statements and financial information. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other documents filed by the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts

N. James Tees, Executive Vice President	Roy Winnick

Max Capital Group Ltd.	Kekst and Company

Jim.Tees@maxcapgroup.com	roy-winnick@kekst.com

1-441-295-8800	1-212-521-4842